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                                   EXHIBIT 5.1

                            [SHAW PITTMAN LETTERHEAD]

                                  May 24, 2000

Landmark Systems Corporation
12700 Sunrise Valley Drive
Reston, Virginia 20191

       RE:  LANDMARK SYSTEMS CORPORATION REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

       We have acted as counsel to Landmark Systems Corporation, a Virginia corporation (the "Company"), in connection with the registration of 1,500,000 shares (the "Shares") of common stock, $0.01 par value, of the Company under the Landmark Systems Corporation 1994 Stock Incentive Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement").

       We have examined such documents and instruments as we determined to be necessary in order to render our opinion.

       Based on the foregoing and subject to the following limitations, we are of the opinion that, upon issuance and delivery of the Shares in accordance with the Plan referred to in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

       The foregoing opinion is, with your concurrence, predicated upon and qualified by the following:

              a. The foregoing opinion is based upon and limited to the Virginia Corporation Law, and we render no opinion with respect to any other laws or the laws of any other jurisdiction.

              b. Our opinion letter is based upon and limited to laws and regulations as in effect on the date of this letter. We assume no obligation to update the opinions set forth herein.

       We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,

                                            /s/ SHAW PITTMAN

                                            SHAW PITTMAN




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